Exhibit 5.1

Claire Keast-Butler

+44 (0) 20 7556 4211

ckeastbutler@cooley.com

Autolus Therapeutics plc

The Mediaworks

191 Wood Lane

London W12 7FP

United Kingdom

11 September 2026

Ladies and Gentlemen:

Re:	Autolus Therapeutics plc — Registration Statement on Form S-3 — Exhibit 5.1

1.	INTRODUCTION

1.1

We have acted as English legal advisers to Autolus Therapeutics plc, a public limited company incorporated in England and Wales (the “Company”), in connection with the preparation and filing on the date hereof with the U.S. Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-3 (the “Registration Statement”), pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”). We have taken instructions solely from the Company.

1.2

The Registration Statement relates to the resale by Perceptive Credit Holdings V, LP (“Perceptive”) of up to 3,500,000 American Depositary Shares (“ADSs”, and such ADSs the “Warrant ADSs”) representing up to 3,500,000 ordinary shares with a nominal value of $0.000042 each in the capital of the Company (“Ordinary Shares”, and such Ordinary Shares the “Warrant Ordinary Shares”) that are issuable upon the exercise of warrants for the purchase of such Warrant ADSs (the “Warrants”) pursuant to the Warrant Certificate (as defined below).

1.3	We are rendering this letter at the request of the Company in connection with the Registration Statement.

1.4

Except as otherwise defined in this letter, capitalised terms used have the respective meanings given to them in the Registration Statement and headings are for ease of reference only and shall not affect interpretation.

1.5

All references to legislation in this letter are to the legislation of England unless the contrary is indicated, and any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof, as in force on the date of this letter.

2.	DOCUMENTS

For the purpose of issuing this letter, we have reviewed the following documents only:

2.1	a PDF copy of the Registration Statement to be filed by the Company with the SEC on 11 September 2026;

2.2

a PDF copy of the executed New York law governed warrant certificate of the Company relating to the issue of the Warrants entitling Perceptive to purchase the Warrant ADSs dated 30 July 2026 (the “Warrant Certificate”); and

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2.3

a certificate dated 11 September 2026 (the “Secretary’s Certificate”) signed by the Company’s company secretary (the “Company Secretary”) relating to certain factual matters as at the date of the Secretary’s Certificate and having annexed thereto copies (certified by the Company Secretary as being true, complete, accurate and up-to-date in each case) of the following documents:

(a)	a PDF copy of the articles of association of the Company adopted on 26 June 2018 (the “Articles”);

(b)	PDF copies of the certificate of incorporation of the Company dated 2 February 2018 and the certificate of incorporation on re-registration of the Company as a public company dated 18 June 2018;

(c)

a PDF copy of the executed minutes of a meeting of the board of directors of the Company (the “Board” or the “Directors”) held on 27 July 2026 at which it was resolved to, inter alia, (i) approve the Company’s entry into the Warrant Certificate, (ii) approve the issue of the Warrants to Perceptive; (iii) approve, upon Perceptive’s exercise of the Warrants, the allotment and issue of the Warrant Ordinary Shares to Citibank N.A. (as depositary) for delivery of the Warrant ADSs to Perceptive and (iv) proceed with preparation and filing with the SEC of a registration statement for the purpose of registering the Warrant ADSs and providing for the resale of the Warrant ADSs by Perceptive upon its exercise of the Warrants (the “Board Minutes”); and

(d)

a PDF copy of an executed extract of the resolutions passed at the annual general meeting of the Company held on 28 June 2024 (the “2024 AGM”) at which it was resolved, inter alia, to (i) authorise the Board for the purposes of section 551 of the Companies Act 2006, as amended (the “Companies Act”) to allot shares or grant rights to subscribe for, or convert any security into, shares of the Company up to a maximum aggregate nominal amount of $8,400 and (ii) empower the Board to allot equity securities for cash up to a maximum aggregate nominal amount of $8,400 as if section 561(1) of the Companies Act did not apply to the allotment (the “Shareholder Resolutions”).

3.	SEARCHES

In addition to examining the documents referred to in paragraph 2 (Documents), we have carried out the following searches only:

3.1

an online search at Companies House in England and Wales (“Companies House”) with respect to the Company, carried out at 8.58 a.m. (London time) on 11 September 2026 (the “Companies House Search”); and

3.2

an online enquiry of the Central Registry of Winding-up Petitions at the Insolvency and Companies List in England and Wales (the “Central Registry”) with respect to the Company, carried out at 10.00 a.m. (London time) on 11 September 2026 (the “Central Registry Enquiry” and, together with the Companies House Search, the “Searches”).

4.	OPINIONS

Subject to the assumptions set out in paragraph 5 (Assumptions), the scope of the opinions set out in paragraph 6 (Scope of Opinions) and the reservations set out in paragraph 7 (Reservations), we are of the opinion that as at the date of this letter:

4.1	The Company has been duly incorporated and is existing as a public company with limited liability under English law.

4.2

The Searches gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver or similar officer has been made with respect to the Company, or that any petition for the winding-up of the Company has been presented.

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4.3

The Warrant Ordinary Shares issuable upon exercise of any Warrants in accordance with the terms of the Warrant Certificate will be validly issued, fully paid or credited as fully paid, and will not be subject to any call for payment of further capital.

5.	ASSUMPTIONS

In giving the opinions in this letter, we have assumed (without making enquiry or investigation) that:

5.1

all signatures, stamps and seals on all documents are genuine. All original documents are complete, authentic and up-to-date, and all documents submitted to us as a copy (whether by email or otherwise) are complete and accurate and conform to the original documents of which they are copies and that no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the documents since they were examined by us;

5.2	where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

5.3	each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom they claim to be and holds the office that they claim to hold;

5.4	where a document is required to be delivered, each party to it has delivered the same without it being subject to any escrow or similar arrangement;

5.5	all documents, forms and notices which should have been delivered to Companies House in respect of the Company have been and will be so delivered;

5.6

the information revealed by the Searches is true, accurate, complete and up-to-date in all respects, and there is no information which should have been disclosed by the Searches that has not been disclosed for any reason and there has been no alteration in the status or condition of the Company since the date and time that the Searches were made, and that the results of the Searches will remain true, complete, accurate and up-to-date as at each date on which the Company allots or issues Warrant Ordinary Shares (each, a “Bring-Down Date”);

5.7

no notice has been received by the Company which could lead to the Company being struck off the register of companies under section 1000 of the Companies Act and no such notice shall have been received as at each Bring-Down Date;

5.8	the Articles remain in full force and effect and no alteration has been made or will be made to the Articles as at the date of this letter and as at each Bring-Down Date;

5.9	to the extent that the obligations of the Company under the Warrant Certificate may be dependent upon such matters, each of the parties to the Warrant Certificate:

(a)	is duly organised, validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation;

(b)

is in compliance, generally, with all applicable laws, rules and regulations to which it is subject, its constitutional documents and any judicial or administrative judgements, awards, injunctions or orders binding upon it or its property;

(c)	has the capacity, power and authority to execute, deliver and perform the Warrant Certificate;

(d)

is duly qualified to engage in the activities contemplated by the Warrant Certificate and will not be in breach of any of its respective obligations under any document, contract, instrument or agreement as a result of its entry into and performance of its obligations under the Warrant Certificate;

(e)

is authorised under all applicable laws of its jurisdiction and domicile to submit to the jurisdiction of the relevant courts or arbitral tribunal specified in the Warrant Certificate and has validly submitted to such jurisdiction; and

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(f)	has validly authorised, executed and delivered all relevant documents,

and that each of the foregoing remains the case as at each Bring-Down Date;

5.10

the Warrant Certificate (and any other documents referred to therein) constitutes legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws, and that the Warrant Certificate will remain in full force and effect at each Bring-Down Date;

5.11	the Warrant Certificate remains accurate and complete and has not been amended, modified, terminated or otherwise discharged as at the date of this letter, and at each Bring-Down Date;

5.12

there is an absence of fraud or mutual mistake of fact or law or any other arrangements, agreements, understandings or course of conduct or prior or subsequent dealings amending, rescinding or modifying or suspending any of the terms of the Warrant Certificate or which would result in the inclusion of additional terms therein, and that the parties have acted in accordance with the terms of the Warrant Certificate;

5.13

in relation to the Warrant Certificate and the transactions contemplated thereby, the Directors have acted and will act in the manner required by section 172 of the Companies Act and that the issue of the Warrants has been made, and the allotment and issue of the Warrant Ordinary Shares will be made, in good faith and on bona fide commercial terms and on arms’ length terms and for the purposes of carrying on the business of the Company;

5.14

the Company is, and the Company and each party to the Warrant Certificate will at all relevant times remain, in compliance with all applicable anti-corruption, anti-money laundering, anti-terrorism, sanctions and human rights laws and regulations;

5.15	the Registration Statement has become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded prior to each Bring-Down Date;

5.16

the Board Minutes referred to in paragraph 2.3 (Documents) are a true record of the proceedings described therein, and that the meeting recorded in such minutes was duly conducted as described therein, duly constituted and convened and all constitutional, statutory and other formalities were duly observed (including, if applicable, those relating to the declaration of Directors’ interests or the power of interested Directors to vote), a quorum was present throughout, the requisite majority of Directors voted in favour of approving the resolutions and the resolutions passed at that meeting of the Board were duly adopted, have not been revoked or varied and remain in full force and effect as at the date of this letter;

5.17

the 2024 AGM was duly convened and held on 28 June 2024, and at the 2024 AGM all constitutional, statutory and other formalities were duly observed, a quorum of shareholders was present throughout and the relevant Shareholder Resolutions were duly passed and have not been revoked or varied and remain in full force and effect, and that all filings required to be made with Companies House in connection therewith have been made within the relevant time limits;

5.18

the rights to subscribe for Warrant Ordinary Shares pursuant to the Warrants were granted, and the Warrant Ordinary Shares will be allotted and issued, pursuant to the authority and power granted to the Directors pursuant to section 551 and section 570 of the Companies Act, respectively and as applicable, under the Shareholder Resolutions free of the restrictions in section 561 of the Companies Act and that authority and that power remained unutilised to a sufficient extent to enable the issue of the Warrants and the grant of rights to subscribe for the Warrant Ordinary Shares;

5.19	any issue of Warrant Ordinary Shares shall have been duly approved by the Board in accordance with the Articles and the requirements of all applicable laws;

5.20	the Warrant Ordinary Shares will be duly allotted, and all Warrants have been duly issued by the Board in accordance with the Articles and the requirements of all applicable laws;

5.21

no Warrant Ordinary Shares are or shall be committed to be allotted and issued, at a discount to their nominal value (whether in dollars or equivalent in any other currency) and no Warrants have been issued with an exercise price of less than the nominal value per Ordinary Share, as applicable;

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5.22

at the relevant time of each allotment and issue of the Warrant Ordinary Shares, the Company shall have received in full payment for such shares in an amount of “cash consideration” (as defined in section 583(3) of the Companies Act) equal to the aggregate subscription price for such shares, such amount not being less than the aggregate nominal value for such shares, by virtue of the payment of the exercise price for the Warrants in accordance with the Warrant Certificate or where the Warrants are exercised by way of “cashless exercise” by the withholding of an appropriate number of Warrant ADSs in accordance with the terms of the Warrant Certificate and the holder having paid the nominal value for the Warrant Ordinary Shares to the Company in accordance with the terms of the Warrant Certificate, and the Company shall have entered the holder or holders thereof in the register of members of the Company showing that all such shares have been fully paid up as to their nominal value and any premium thereon as at the date of each such allotment;

5.23

the right to convert or exchange any Warrants into, or to subscribe for, Warrant Ordinary Shares will be exercised, and Warrant Ordinary Shares to be which holders of any Warrants are entitled thereupon will be allotted and issued, in accordance with the Warrant Certificate;

5.24

the contents of the Secretary’s Certificate were true and not misleading when given and remain true and not misleading as at the date of this letter and there is no fact or matter not referred to in the Secretary’s Certificate which would make any of the information in the Secretary’s Certificate inaccurate or misleading;

5.25

there is no fact or matter (such as bad faith, coercion, duress, undue influence or a mistake or misrepresentation before or at the time any agreement or instrument is entered into, a subsequent breach, release, waiver or variation of any right or provision, an entitlement to rectification or circumstances giving rise to an estoppel) which might affect the allotment and issue of the Warrant Ordinary Shares;

5.26

the Company has not taken any corporate or other action and no steps have been taken or legal proceedings have been started against the Company for the liquidation, winding-up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986, as amended (the “Insolvency Act”) or becomes unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated in this letter, is insolvent or has been dissolved or declared bankrupt;

5.27

all agreements and documents examined by us that are governed by the laws of any jurisdiction other than England are on the date of this letter legal, valid and binding under the laws by which they are (or are expected to be) governed;

5.28

there are no provisions of the laws of any jurisdiction outside England that would have any implication for the opinions which we express in this letter and that, insofar as the laws of any jurisdiction outside England may be relevant to this letter, such laws have been and will be complied with;

5.29

all statements of fact and representations and warranties as to matters of fact (except as to matters expressly set out in the opinions given in this letter) contained in or made in connection with any of the documents examined by us were true and correct as at the date given and are true and correct at today’s date and no fact was omitted therefrom which would have made any of such facts, representations or warranties incorrect or misleading;

5.30

all consents, licences, approvals, authorisations, notices, filings and registrations that are necessary under any applicable laws or regulations in connection with the transactions contemplated by the Registration Statement have been or will be duly made or obtained and are, or will be, in full force and effect;

5.31

we note that the Warrant Certificate provides that it is to be governed by and construed in accordance with the laws of the State of New York. We express no opinion as to any matters governed by the laws of the State of New York. As lawyers not qualified in New York, we are not qualified or able to assess the true meaning or import of the terms of the Warrant Certificate under the laws of the State of New York, and we have made no investigation of such meaning

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or import. Therefore, our review of the Warrant Certificate has been limited to its terms as they appear to us on their face. We have assumed that the choice of New York law in the Warrant Certificate is valid as a matter of New York law and the Warrant Certificate and each of its provisions are valid, binding and enforceable under New York law and the law of any other jurisdiction whose law applies, other than law covered expressly in an opinion included in this letter. We have also assumed that, under New York law, any court named in the forum selection clauses of the Warrant Certificate will have jurisdiction over the parties and the subject matter of any action brought in that court under the Warrant Certificate;

5.32

no ADSs or Ordinary Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000, as amended (the “FSMA”), the Public Offers and Admissions to Trading Regulations 2024 (the “POATRs”) and the Financial Conduct Authority’s Prospectus Rules: Admission to Trading on a Regulated Market sourcebook (the “PRM”), or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the ADSs or the Ordinary Shares in breach of section 21 (Restrictions on financial promotion) of the FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

5.33	in issuing the Warrants, the Company was not carrying on a regulated activity for the purposes of section 19 of FSMA;

5.34

all applicable provisions of the EU Market Abuse Regulation (Regulation (EU) No 596/2014) as it forms part of domestic law in the United Kingdom by virtue of the Withdrawal Act (“UK MAR”), the POATRs, the PRM, the FSMA, the Financial Services Act 2012 (the “FS Act”), and all rules and regulations made pursuant to UK MAR, the POATRs, the PRM, the FSMA and the FS Act, have been and will be complied with as regards anything done in relation to the ADSs or the Ordinary Shares in, from or otherwise involving England (including, without limitation, articles 14 (Prohibition of insider dealing and of unlawful disclosure of inside information) and 15 (Prohibition of market manipulation) of UK MAR, sections 19 (The general prohibition) and 21 (Restrictions on financial promotion) of the FSMA and sections 89 (Misleading statements), 90 (Misleading impressions) and 91 (Misleading statements etc. in relation to benchmarks) of the FS Act);

5.35

the Company’s place of central management and control is not, and will not be as at each Bring-Down Date, the UK, the Channel Islands or the Isle of Man for the purposes of the City Code on Takeovers and Mergers; and

5.36

no application has been or will be made for the Ordinary Shares or the ADSs to be listed or admitted to trading on a regulated market, multilateral trading facility or organised trading facility situated or operating in the United Kingdom.

6.	SCOPE OF OPINIONS

6.1	The opinions given in this letter are limited to English law as it would be applied by English courts on the date of this letter.

6.2

We express no opinion in this letter on the laws of any other jurisdiction. We have not investigated the laws of any country other than England and we assume that no foreign law affects any of the opinions stated in paragraph 4 (Opinions).

6.3

We express no opinion as to any agreement, instrument or other document other than as specified in this letter. For the purposes of giving the opinions in paragraph 4 (Opinions), we have only examined and relied on those documents set out in paragraph 2 (Documents) and made those searches and enquiries set out in paragraph 3 (Searches), respectively. We have made no further enquiries concerning the Company or any other matter in connection with the giving of the opinions in paragraph 4 (Opinions).

6.4	No opinion is expressed with respect to taxation in the United Kingdom or otherwise in this letter.

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6.5

We have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted therefrom.

6.6

The opinions given in this letter are given on the basis of each of the assumptions set out in paragraph 5 (Assumptions) and are subject to each of the reservations set out in paragraph 7 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 4 (Opinions) and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

6.7

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter the opinion given in this letter.

6.8

We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law) or the reasonableness of any statements of opinion in the Registration Statement, or that no material facts have been omitted therefrom.

6.9	This letter is given by Cooley (UK) LLP and no partner or employee assumes any personal responsibility for it nor shall owe any duty of care in respect of it.

6.10

This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by and shall be construed in accordance with English law as at the date of this letter.

7.	RESERVATIONS

7.1	The Companies House Search described at paragraph 3.1 (Searches) is not capable of revealing conclusively whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding-up of a company;

(b)	an administration order has been made; or

(c)	a receiver, administrative receiver, administrator or liquidator has been appointed,

since notice of these matters may not be filed with the Registrar of Companies in England and Wales immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately.

In addition, such a company search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented.

7.2

The Central Registry Enquiry described at paragraph 3.2 (Searches) relates only to a compulsory winding-up and is not capable of revealing conclusively whether or not a winding-up petition in respect of a compulsory winding-up has been presented, since details of the petition may not have been entered on the records of the Central Registry immediately or, in the case of a petition presented to a District Registry and/or County Court in England and Wales, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period since approximately 2016 for petitions presented in London and since approximately 2019 for petitions presented to a District Registry and/or County Court in England and Wales. We have not made enquiries of any District Registry or County Court in England and Wales.

7.3

The opinions set out in this letter are subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory.

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7.4	We express no opinion as to matters of fact.

7.5

Save for the matters set out in the Secretary’s Certificate, we have made no enquiries of any individual connected with the Company. We have relied entirely on the facts, statements and confirmations contained in the Secretary’s Certificate and we have not undertaken any independent investigation or verification of the matters referred to in the Secretary’s Certificate.

7.6

If (a) any party to the Warrant Certificate is the target of economic or financial sanctions or other restrictive measures imposed in any jurisdiction (“Sanctions”) or is owned or controlled (directly or indirectly) by or is acting on behalf of or at the direction of or is otherwise connected with a person who is a target of Sanctions or (b) any party to the Warrant Certificate is incorporated or resident in or operating from a country or territory that is a target of Sanctions or (c) the rights or obligations of any party to the Warrant Certificate is otherwise affected by Sanctions, then the rights and obligations of such person under the Warrant Certificate may be void and/or unenforceable.

7.7

We express no opinion in this letter on the application or potential application of the National Security and Investment Act 2021 in relation to the Warrant Certificate or any transaction contemplated thereby.

8.	DISCLOSURE AND RELIANCE

8.1

This letter is addressed to you solely for your benefit in connection with the Registration Statement and the transactions contemplated thereunder. We consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations thereunder.

8.2

This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity for any purpose, without our prior written consent, which may be granted or withheld at our sole discretion.

Yours faithfully

/s/ Cooley (UK) LLP

Cooley (UK) LLP